EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137483 of Best Buy Co., Inc., on Form S-8, of our report dated June 29, 2010, relating to the financial statements and supplemental schedule of Best Buy Retirement Savings Plan, appearing in this Annual Report on Form 11-K of Best Buy Retirement Savings Plan for the year ended December 31, 2009.

Minneapolis, Minnesota
June 29, 2010